Exhibit 10.1

ENBRIDGE EMPLOYEE SERVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

ENBRIDGE EMPLOYEE SERVICES, INC.

- and -

[____________]

Dated As of [____________]

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS AND INTERPRETATION		1

1.1	Definitions	1

ARTICLE 2 EMPLOYMENT		6

2.1	Position, Duties and Responsibilities of Executive	6
2.2	Term of Agreement and Executive Notice of Resignation	7
2.3	Executive’s Obligation to Provide Notice of Resignation	8
2.4	Benefits	8
2.5	Termination of Agreement upon Disability of Executive	8
2.6	Termination of Agreement by the Company for Cause	9
2.7	Termination of Employment by the Company or the Executive for Other Reason	9
2.8	Release Agreement and Payment	11

ARTICLE 3 CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS		12

3.1	Access to Confidential Information and Specialized Training	12
3.2	Agreement Not to Use or Disclose Confidential Information	12
3.3	Duty to Return Company Documents and Property	13
3.4	Non-Solicitation Restriction	13
3.5	Non-Competition Restriction	14
3.6	No-Recruitment Restriction	15
3.7	Post-Termination Cooperation	15
3.8	Reformation	15
3.9	No Previous Restrictive Agreements	16
3.10	No Disparaging Comments	16
3.11	Remedies	16
3.12	Forfeiture Provision	17
3.13	Company Documents and Property	18
3.14	Legal Fees and Expenses	18
3.15	Defend Trade Secrets Act	19

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ARTICLE 4 GENERAL PROVISIONS		19

4.1	Matters Relating to Section 409A of the Code	19
4.2	Withholdings; Right of Offset	20
4.3	Nonalienation	20
4.4	Successors and Assigns	21
4.5	Notice	21
4.6	Severability	22
4.7	No Third Party Beneficiaries	22
4.8	Waiver of Breach	22
4.9	Survival of Certain Provisions	22
4.10	Entire Agreement; Amendment and Termination	22
4.11	Interpretive Matters	23
4.12	Governing Law; Jurisdiction	23
4.13	Executive Acknowledgments	23
4.14	Dispute Resolution	24
4.15	Counterparts	25

APPENDIX A		A-1

APPENDIX B		B-1

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EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made effective as of [____________] (the “Effective Date”), by and between: ENBRIDGE EMPLOYEE SERVICES, INC. (hereinafter called the “Company”) and [____________] (hereinafter called the “Executive”).

WHEREAS:

(a)	The Executive previously served as the Chairman of the Board of Directors of Enbridge Inc. (the “Parent”), but has resigned from that position; and

(b)	The Executive desires to be employed by the Company, which is an Affiliate of the Parent, in the position of President and Chief Executive Officer; and

(c)	The Company desires to employ the Executive in the position of President and Chief Executive Officer; and

(d)	the Parties hereto now desire to enter into this Agreement, effective as of the Effective Date.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, it is hereby agreed as set forth below.

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. In addition to the terms defined in the text hereof, terms with initial capital letters as used herein have the meanings assigned to them below for all purposes of this Agreement, unless the context reasonably requires a broader, narrower or different meaning.

(a)

“Affiliate” a Person shall be deemed to be an Affiliate of another Person if one of them is controlled by the other or both are controlled by the same Person, and if two Persons are Affiliates of the same Person at the same time they are deemed to be Affiliates of each other, including, without limitation, Parent is an Affiliate of the Company.

(b)	“Annual Compensation” means the sum of the Annual Salary and the Annual Incentive Bonus.

(c)	“Annual Incentive Bonus” means the annual incentive bonus of the Executive under the Company’s or its Affiliate’s short term incentive plan.

(d)

“Annual Salary” means the annual salary of the Executive established by the HRCC and payable by the Company or its Affiliate, determined as at the end of the month immediately preceding the month in which the termination of employment occurs and if, at the relevant time, an annual salary level has not been established, it shall be calculated by multiplying by 12 the monthly salary of the Executive in effect for the month preceding the month containing the Termination Date pursuant to Article 2.

(e)	“Board” or “Board of Directors” means the then-current Board of Directors of the Company.

(f)	“Business Day” means any Monday through Friday, excluding any such day on which banks are authorized to be closed in Texas.

(g)

“Cause” means any of the following: (a) material dishonesty, including without limitation by engaging in any act involving fraud, conversion, misappropriation or embezzlement (other than non-recurring acts involving de minimis sums), which is not the result of an inadvertent or innocent mistake, of Executive with respect to the Company or any Affiliate; (b) willful misfeasance or nonfeasance of any duty by Executive under this Agreement that has the effect of injuring the reputation, business, or business relationships of the Company or any Affiliate, or any of their respective officers, directors, or employees (other than such failure resulting from illness or injury to Executive or Executive’s physical or mental incapacity); (c) violation by Executive of any term of this Agreement or any other material agreement between Executive and the Company in any material respect; (d) conviction of Executive of (i) any felony, (ii) any other crime involving moral turpitude, or (iii) any other crime (other than a vehicular offense) which could reflect, in some material fashion, unfavorably upon the Company or any Affiliate; (e) Executive’s (i) failure to perform any of his material fiduciary duties to the Company or any Affiliate, (ii) failure to make full disclosure to the Company of any business opportunity pertaining to the business of the Company or an Affiliate of which he has direct knowledge, or (iii) taking any action which he knows, or should have known, does not comply with the law as applicable to his employment including, without limitation, the United States Foreign Corrupt Practices Act; (f) the willful failure to follow the instructions of the Company’s Chairman of the Board, its Board of Directors, or its Compensation Committee, with respect to any material matter, provided that such instructions reasonably relate to the performance of Executive’s duties and which would not require Executive to perform an illegal act or breach this Agreement or any other agreement to which the Company is a party; or (g) the willful violation of a Company policy, including but not limited to the Statement of Business Conduct and the Anti-Discrimination and Harassment Policy.

The determination of “Cause” shall be made by the Company’s Board of Directors. Any such determination shall be reasonable and made in good faith and shall consider the manner and the specific facts and circumstances supporting the determination. Before the Company can terminate Executive for Cause pursuant to clause (a), (b), (c), (e), (f) or (g) above, the Board of Directors shall give Executive written Notice of any alleged violation of said provision. In each such case, termination shall occur only after Executive has been provided Notice which specifically identifies the manner and sets forth specific facts, circumstances and examples of which the Board of Directors believes that Executive has breached this

Agreement, and despite this Notice Executive has continued willful failure to cure such breach or non-performance to the satisfaction of the Company within the time period set by the Board of Directors, but in no event, less than ten (10) Business Days after Executive’s receipt of such Notice. The cure period referenced in the preceding sentence shall not be reduced unless the Board of Directors reasonably determines, in good faith, that the “Cause” event is not curable under the circumstances. Any determination that a “Cause” event is incurable shall be included in the required Notice to Executive before the Company may terminate the Executive for Cause, and shall identify the manner and set forth specific facts, circumstances and examples supporting that determination.

For purposes of this definition, no act or failure to act on Executive’s part shall be deemed “willful” unless it is done or omitted by Executive without his reasonable belief that such action or omission was in the best interest of the Company or an Affiliate. Assuming disclosure of the pertinent facts, any action or omission by Executive after consultation with, and in accordance with the advice of, legal counsel reasonably acceptable to the Company shall be deemed to have been taken in good faith and to not be “willful” for purposes of this Agreement.

(h)	“Code” means the Internal Revenue Code of 1986, as amended, or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

(i)

“Confidential Information” means any information or material known to, or used by or for, the Company or an Affiliate (whether or not owned or developed by the Company or an Affiliate and whether or not developed by Executive) that is not generally known by other Persons in the Business. The “Business” is defined as the transportation, distribution or marketing of crude oil, natural gas or natural gas liquids, the gathering or processing of natural gas including the extraction of natural gas liquids, power generation, transmission, distribution or marketing, the production, transmission, distribution or marketing of renewable or green energy including wind, solar or thermal For all purposes of the Agreement, Confidential Information includes, but is not limited to, the following: all trade secrets of the Company or an Affiliate; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, designs, prices, costs, marketing plans, marketing techniques, studies, test data, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes. The Executive understands and agrees that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(j)

“Defined Benefit Pension Plan” means the U.S. qualified defined benefit pension plan, entitled “Enbridge Employee Services, Inc. Employees’ Pension Plan”, as amended or replaced from time to time in accordance with the terms of such pension plan.

(k)

“Disability” shall mean the earliest of the following: (1) Executive is entitled to receive long term disability (“LTD”) income benefits under the LTD plan or policy maintained by the Company or an Affiliate that covers Executive; provided that, if, for any reason, Executive is not covered under such LTD plan or policy, then “Disability” shall mean a “permanent and total disability” as defined in Code Section 22(e)(3) and Treasury regulations thereunder; or (2) at the end of any month, the Executive is and has been, for a period of more than 12 consecutive months, been unable to perform the essential duties specified pursuant to this Agreement.

Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether he has a Disability.

(l)

“Dispute” means any dispute, disagreement, controversy, claim, or cause of action arising in connection with or relating to this Agreement or Executive’s employment or termination of employment hereunder, or the validity, interpretation, performance, breach, modification or termination of this Agreement.

(m)	“Employment Period” means the entire period from the Effective Date through the date of Executive’s Termination Date, for whatever reason.

(n)

“Good Reason” means, with respect to Executive, the occurrence of any one or more of the following events which first occurs during the Employment Period, except as a result of actions taken in connection with termination of Executive’s employment for Cause or Disability, and without Executive’s specific written consent:

(i)

a material decrease in the reporting relationships of the Executive, including a change whereby the Executive is required to report to a more senior executive officer of the Company as opposed to reporting directly to the Board;

(ii)

a material decrease in the Executive’s title, position, responsibilities or powers, except during a temporary suspension of employment while the Company investigates any suspected or alleged misconduct by Executive;

(iii)	a reduction of more than 15% in the annual salary (excluding the Annual Incentive Bonus) of the Executive;

(iv)

a material reduction in the value of the Executive’s pension provisions and other employee benefits, plans and programs, in the aggregate, other than a reduction in the value of the Executive’s Annual Incentive Bonus as a result of the normal application of the performance criteria under the Annual Incentive Bonus;

(v)

a relocation of Executive’s principal place of employment by more than 50 miles. This provision does not apply to, and Executive will not be entitled to resign for “Good Reason” for: (a) a relocation to another city where Enbridge currently maintains an executive office location, regardless of whether such city falls outside of the 50-mile radius; or (b) customary business travel throughout the United States and abroad associated with Executive’s role as required and determined by his job duties; or

(vi)	any other action or inaction that constitutes a material breach by the Company or Parent of any obligation contained in this Agreement.

Notwithstanding the foregoing definition of “Good Reason”, Executive cannot terminate his employment under the Agreement with Good Reason unless Executive (1) first provides written Notice to the Board of Directors of the event (or events) that Executive believes constitutes a Good Reason event (above) within ninety (90) days from the date that the Executive first knew or should have known of such event, and (2) provides the Company with at least thirty (30) days to cure, correct or mitigate the Good Reason event so that it either (A) does not constitute a Good Reason event hereunder or (B) Executive specifically agrees, in writing, that after any such modification or accommodation by the Company, such event does not constitute a Good Reason event hereunder. For greater clarity, the said 30-day notice may be given at any time up to the 60th day of the said 90-day period.

(o)

“Human Resources and Compensation Committee” or “HRCC” means the committee of the Board of Directors of Parent from time to time appointed to fix the remuneration of executives of the Company or, if such committee has not been appointed, means the Board of Directors of the Company.

(p)	“Notice” means a written communication complying with Section 4.5 (“Notify” has the correlative meaning).

(q)	“Parent” means Enbridge Inc.

(r)	“Party” means the Company or Executive, and “Parties” means the Company and Executive. Parent is a Party hereto but only with respect to Sections 3.11 and 4.10.

(s)

“Pensionable Bonus” means the portion of Annual Incentive Bonus which is used under the Defined Benefit Pension Plan and the Supplemental Benefit Pension Plan to determine final or best average earnings;

(t)	“Person” means any individual, firm, corporation, partnership, limited liability company, trust, or other entity, including any successor (by merger or otherwise) of such entity.

(u)

“Release” means a release agreement, in such form as is prepared and delivered by the Company to Executive. The Release shall not release any claim by or on behalf of Executive for any payment or other benefit that is required under this Agreement prior to the receipt thereof, except as may otherwise be agreed to by Executive.

(v)	“Retiring Allowance” shall have the meaning set out in Section 2.7(b).

(w)

“Specialized Training” includes the training the Company provides to Executive that is unique to its business and enhances Executive’s ability to perform his job duties effectively, which includes, without limitation, orientation training, operation methods training, and computer and systems training.

(x)	“Subsidiary” means a corporation or other entity, whether incorporated or unincorporated, of which at least a majority of the voting securities is owned, directly or indirectly, by the Company.

(y)

“Supplemental Benefit Pension Plan” means the U.S. supplemental, non-qualified pension plan, entitled “The Enbridge Supplemental Pension Plan for United States Employees”, as amended or replaced from time to time in accordance with the terms of such supplemental plan.

(z)

“Termination Date” means the date on which Executive’s employment terminates with the Company and all Affiliates. Notwithstanding anything herein to the contrary, the date on which a “separation from service” under Code Section 409A is effective shall be the Termination Date with respect to any payment or benefit to or on behalf of Executive that constitutes deferred compensation that is subject to, and not exempt from or excepted under, Code Section 409A.

ARTICLE 2

EMPLOYMENT

2.1 Position, Duties and Responsibilities of Executive

Executive shall have such responsibilities and powers as the Board of Directors or the bylaws of the Company or its Affiliates, may from time to time prescribe and are currently contemplated by his position as [__________________________] or substantially equivalent duties and responsibilities. Except as may be authorized by the Board of Directors, the Executive shall devote the whole of his time to the Executive’s duties hereunder and shall use his best efforts to promote the interests of the Company and its Affiliates.

The foregoing notwithstanding, the Parties recognize and agree that the Executive may engage in passive personal investments (such as real estate investments and rental properties) and other civic and charitable activities (such as continued service on non-profit and/or educational boards) that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors. In this regard, the Company agrees that the Executive may continue to serve on corporate, civic or charitable boards of directors or committees listed on “Appendix A” to this Agreement, subject to the Company’s right to give the Executive (at the sole discretion of the Board of Directors) six (6) months advance notice of a decision to revoke this approval, and in such case the Executive must remove himself within the six-month time period.

Further, the Executive may serve on other corporate, civic or charitable boards of directors or committees only with prior written approval and at the sole discretion of the Board of Directors (excluding any which would create a conflict of interest or which are competitors of the Company), subject to the Company’s right to give the Executive (at the sole discretion of the Board of Directors) three (3) months advance notice of a decision to revoke this approval, and in such case the Executive must remove himself within the three-month time period.

Executive acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity, and allegiance to use his best efforts to act at all times in the best interests of the Company and its Affiliates. In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business, and he shall not appropriate for his own benefit any business opportunity concerning the subject matter of this fiduciary relationship.

2.2 Term of Agreement and Executive Notice of Resignation

The term of this Agreement shall commence on the Effective Date and shall continue in effect to and including the earliest of:

(a)	the effective date of the retirement of the Executive in accordance with the retirement policy established for senior employees of the Company, as determined by the Company;

(b)	the Executive is terminated for Cause or the effective date of his resignation other than pursuant to Section 2.7(a)(ii) (Good Reason termination);

(c)	the death of the Executive; or

(d)	the effective date that the employment of Executive is terminated for any other reason except pursuant to Section 2.2(a), (b) or (c) above.

In the event of Executive’s termination for any reason set forth in Sections 2.2(a)-(d), Executive will be entitled to the following minimum termination compensation: (i) payment of Executive’s regular Annual Salary and benefits through the Termination Date, (ii) payment for all accrued, unused vacation through the Termination Date, (iii) payment of Executive’s Annual Incentive Bonus for the calendar/fiscal year ending prior to the Termination Date, if executive otherwise qualifies for the Bonus and the Bonus was not already paid, (iv) reimbursement for business expenses properly incurred in accordance with applicable Company policy prior to the Termination Date, and (v) any generally applicable vested benefits to which Executive is entitled as a former employee under the employee benefit plans of the Company and Affiliates.

In the event of Executive’s termination pursuant to Section 2.2(a), (b) or (c), he shall not be entitled to any separation benefits under Section 2.7.

Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or a member of any board of directors (or a committee thereof) of the Company or any of its Affiliates, including Parent.

2.3 Executive’s Obligation to Provide Notice of Resignation

Executive’s entitlement to terminate this Agreement at his pleasure, other than for Good Reason, is subject to the requirement that he provide at least 120 days’ prior written notice of his intent to resign. Upon receipt of such written notice of intent to resign, the Board shall have the right to accelerate the effective date of his resignation (the Termination Date), in its sole discretion, and Executive shall not be entitled to any separation benefits under Section 2.7 in the event that the Company chooses to accelerate the Termination Date. Executive also has an obligation to provide written notice of the intent to resign for Good Reason, described in Section 1.1, above.

2.4 Benefits

In addition to any other benefits provided to, or on behalf of, Executive under this Agreement during its term, Executive shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as made available, from time to time, to other U.S.-based executive officers of the Company, subject to the terms and conditions of such plans or programs. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Company to the same extent as made available, from time to time, to other U.S.-based executive officers of the Company and their spouses and eligible dependents, subject to the terms and conditions of such plans or programs.

2.5 Termination of Agreement upon Disability of Executive

In the event of the Executive’s Disability, this Agreement may be terminated by the Company on 30 days’ prior written notice. Executive will continue to be entitled to any vested benefits provided under the disability and pension plans of the Company or its Affiliates applicable to the Executive as of the Date of Termination, and any further eligibility or participation beyond the termination date will be subject to the terms of the applicable Plan Documents.

2.6 Termination of Agreement by the Company for Cause

The Company may terminate Executive’s employment with the Company and its Affiliates, at any time and without advance Notice to the Executive (subject to the notice and cure requirements in paragraph 1.1(i)), for Cause. In the event of Executive’s termination pursuant to this Section 2.6, he shall not be entitled to any separation benefits under Section 2.7.

2.7 Termination of Employment by the Company or the Executive for Other Reason

(a)	Except where such termination is pursuant to Sections 2.2(a), 2.2(b), 2.2(c) or 2.6, the provisions of this Section 2.7 shall apply:

(i)	where the Company involuntarily terminates the employment of the Executive without Cause;

(ii)	where the Executive terminates his employment with the Company with Good Reason; or

(iii)	where the Company terminates the employment of Executive pursuant to Section 2.5 due to Executive’s Disability.

(b)

In the event of a termination of Executive’s employment for a reason provided in Section 2.7(a)(i)-(iii), the Executive shall be entitled to receive, and the Company shall pay to the Executive, a retiring allowance (the “Retiring Allowance”) computed as hereinafter provided. The Retiring Allowance shall be that amount which is equal to two (2) times the sum of:

(i)	the Annual Salary; and

(ii)

the average of the last two payments of the Annual Incentive Bonus paid to the Executive (or only the last payment if there has not been more than one Annual Incentive Bonus paid to the Executive) immediately preceding the Termination Date, as determined by the Company.

(c)

In the event of a termination of Executive’s employment for a reason provided in Section 2.7(a)(i)-(iii), in addition to the Retiring Allowance in accordance with Section 2.7(b), the Executive shall be entitled to the following:

(i)

the Company shall pay to the Executive an Annual Incentive Bonus for the calendar year in which the Termination Date occurs, which is the product determined by a fraction (the numerator of which is the number of days of employment for the Executive in that calendar year and denominator of which is 365) multiplied by the last Annual Incentive Bonus payment received by the Executive, as determined by the Company. In addition, where the Executive holds rights under other plans to cash incentive compensation (including without limiting the generality of the foregoing, any performance stock units payable in cash) the Executive shall be paid for the period in which he was employed a pro-rated amount (as determined under the applicable incentive plan) that the Executive was employed through the Termination Date in relation to the number of days in the applicable plan period. Any such amounts shall be paid to the Executive in accordance with the terms of such plan;

(ii)

the Company shall pay to the Executive a lump sum payment that is equivalent to the amount of the Company’s portion of contributions (which excludes any employee elective contributions made by Executive from his compensation) on behalf of the Executive that would have been made under the Company’s 401(k) plan for a two year period based upon (i) the Company match percentage at the beginning of the year in which the termination occurs, and (ii) the regulatory maximum compensation for the year in which the termination occurs), as determined by the Company; and

(iii)

the Company shall reimburse the Executive for financial counselling and/or career counselling assistance for the Executive up to a maximum of $30,000, provided that Executive provides receipts satisfactory to the Company and such expenses are incurred by Executive within one year following the Termination Date.

(d)

If the Executive has a vested benefit in the Defined Benefit Pension Plan and/or the Supplemental Benefit Pension Plan (each referred to as a “U.S. Pension Plan” and together the “U.S. Pension Plans”) on the Termination Date, he will be paid an additional amount under this Agreement (a “U.S. Pension Payout Amount”). The U.S. Pension Payout Amount will be a lump sum amount equal to the present value of the benefit that would have accrued under the U.S. Pension Plans from the Termination Date for an additional two-year period, as determined by the Company. The U.S. Pension Payout Amount is a cash benefit provided under this Agreement, and not under the U.S. Pension Plans. If Executive does not have a vested benefit in the U.S. Pension Plans on the Termination Date, he will not receive a U.S. Pension Payout Amount under this Agreement.

For the purposes of determining Executive’s final or best average earnings, for purposes of determining the U.S. Pension Payout Amount, the following factors will be used:

(i)	the Executive’s salary for such years shall be deemed to be his Annual Salary as of the Termination Date; and

(ii)

the Annual Incentive Bonus used in calculating the Pensionable Bonus for each of such two additional years shall be deemed to be the average of the last two payments of Annual Incentive Bonus paid to the Executive (or the last payment if there has not been more than one Annual Incentive Bonus paid to the Executive immediately preceding the Termination Date), as determined by the Company.

(e)

If, as of the Termination Date, the Executive holds vested and exercisable but unexercised stock options for the purchase of shares (or other securities) under any of the Company’s or its Affiliates’ stock option plans, the Executive shall be entitled to exercise all such stock options so held in accordance with the terms of such plans and his stock option award agreements. If the Executive holds options for the purchase of shares (or other securities) under any of the Company’s or its Affiliates’ stock option plans which are not vested at the Termination Date in a termination circumstance where this Section 2.7 applies, the Company shall pay to the Executive a cash amount that is equal to the excess, if any, of the fair market value of the shares (or other securities) on the Termination Date over the exercise price for such unvested options. For this purpose, fair market value on the Termination Date shall mean the last board lot sale price on the New York Stock Exchange or the Toronto Stock Exchange, as applicable for Parent on the last trading day prior to the Termination Date.

(f)	The amounts payable by the Company to the Executive pursuant to this Section 2.7 shall not be reduced by any amounts earned by the Executive after the Termination Date.

(g)

All amounts paid by the Company to the Executive pursuant to this Section 2.7 shall satisfy and forever discharge all liabilities, claims or actions that the Executive may or shall have against the Company, whether arising from the termination of employment of the Executive or any other reason, whether at common law, under statute or otherwise, except for the items listed as exceptions in the form of release attached hereto as Appendix B, including, but not limited to, equity incentive awards (excluding any unvested stock options that are subject to Section 2.7(e)) that were granted to the Executive and are outstanding on the Termination Date, which equity incentive awards shall remain subject to the terms and conditions of their applicable award agreements and any associated plans).

(h)	In consideration for the benefits provided for under this Section 2.7, the Executive shall first execute and deliver the Release described in Section 2.8 to the Company.

2.8 Release Agreement and Payment

Notwithstanding any provision of this Agreement to the contrary, in order to receive the separation benefits provided under Section 2.7 (the “Separation Benefits”), Executive must first execute the Release (on a form provided by the Company), in substantially the same form as set forth in Appendix B hereto, whereby Executive agrees to release and waive, in return for such Separation Benefits, any claims that he may have against the Company and its Affiliates including, without limitation, for unlawful discrimination or retaliation (e.g., Title VII of the U.S. Civil Rights Act); provided, however, the Release shall not release any claim by or on behalf of Executive for any payment or benefit that is due and payable under the terms of this Agreement.

Executive must sign and return the executed Release within the period that ends at the close of the business day that occurs on or next following twenty-one (21) calendar days after the day that he receives the Release on or after the Termination Date. No Separation Benefits shall be payable or provided by the Company unless and until the Release has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Separation Benefits shall be paid or provided by the Company within 60 days of the Termination Date, but only if the Release has been properly executed by Executive and is not revocable at that time, regardless of the date on which the Release was actually executed by Executive. In the event that such 60-day period spans two calendar years, the Separation Benefits will be paid in the later year. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Separation Benefits shall be forfeited hereunder without the necessity of any further notice.

ARTICLE 3

CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS

3.1 Access to Confidential Information and Specialized Training

In connection with his employment and continuing on an ongoing basis during the Employment Period, the Company and its Affiliates will give the Executive access to Confidential Information, which the Executive did not have access to or knowledge of before the execution of this Agreement. The Executive acknowledges and agrees that all Confidential Information is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. The Executive further acknowledges and agrees that the Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes “trade secrets” under applicable laws, and that unauthorized disclosure or unauthorized use of the Confidential Information would irreparably injure the Company or an Affiliate.

3.2 Agreement Not to Use or Disclose Confidential Information

Both during the term of the Executive’s employment and after his termination of employment for any reason (including wrongful termination), the Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company or its Affiliates, in accordance with the duties assigned to the Executive. The Executive shall also comply with the “Enbridge Inc. and its Subsidiaries Revised Statement of Business Conduct” as it may be amended, and any similar or successor policy maintained or adopted by the Company.

Notwithstanding any other provision of this Agreement to the contrary, the Parties understand and agree that (a) the Executive may disclose Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over the Executive or the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Executive to divulge, disclose or make accessible such information, in each case, subject to the Executive’s obligations to notify the Company to the extent required under this Agreement or the Release; and (b) nothing in this Agreement is intended to interfere with the Executive’s right to (1) report possible violations of federal, state, or local law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistle blower provisions of federal, state, or local law or regulation (including, but not limited to, any legally protected whistleblower rights pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended, and the right to receive an award for information provided to any such government agencies); (3) prevent or otherwise interfere with the Executive’s right to file a charge, complaint, or claim with any governmental agency or entity charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission (the “EEOC”); or (4) cooperate, participate in or provide truthful testimony to the EEOC or any other federal, state or local governmental or law agency or entity or any court with respect to any investigation, hearing, or proceeding being conducted by a governmental or law agency or entity or any court.

For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, the Executive may disclose Confidential Information, but only to the extent necessary, to such governmental or law enforcement agency or entity or such court, and need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

3.3 Duty to Return Company Documents and Property

Upon the termination of the Executive’s employment with the Company and its Affiliates, for whatever reason, the Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or an Affiliate or relating to their businesses, in the Executive’s possession or under his control, and regardless of whether prepared by Executive or others. If at any time after the Employment Period, the Executive determines that he has any Confidential Information in his possession or under his control, the Executive shall immediately return to the Company all such Confidential Information, including all copies (including electronic versions) and portions thereof. Within one (1) day after the end of the Employment Period for any reason, the Executive shall return to Company all Confidential Information which is in his possession, custody or control.

3.4 Non-Solicitation Restriction

To protect the Confidential Information, and in the event of the Executive’s termination of employment for any reason, it is necessary to enter into the following restrictive covenants which are ancillary to the enforceable promises between the Company and the Executive in this Agreement. Executive hereby covenants and agrees that he will not, directly or indirectly, either individually or as a principal, owner, agent, or in any other capacity or on behalf of any other Person, except on behalf of the Company or an Affiliate, solicit business, or attempt to solicit business, in products or services competitive with any products or services provided by the Company or any Affiliate, from the Company’s or Affiliate’s partners or customers (or any prospective partner or customer so long as he had access to Confidential Information about said prospective partner or customer) as of the Termination Date, or any other Person with whom the Company or Affiliate had a business relationship related to the competitive products or services within the one (1) year period immediately preceding the Termination Date, provided that Executive had a business related contact with or, through his employment, had access to Confidential Information about said partner, customer, or Person related to the competitive products or services. This non-solicitation covenant shall remain in effect for one year following the Termination Date.

3.5 Non-Competition Restriction

The Executive recognizes and understands that in performing the duties and responsibilities of his employment as outlined in this Agreement, he will occupy a position of high fiduciary trust and confidence, pursuant to which he has developed and will develop and acquire wide experience and knowledge with respect to the businesses carried on by the Company and its affiliates and the manner in which such businesses are conducted. It is the expressed intent and agreement of the Executive and of the Company that such knowledge and experience shall be used solely and exclusively in the furtherance of the business interests of the Company and its affiliates and not in any manner detrimental to them. The Executive therefore agrees that so long as he is employed by the Company pursuant to this Agreement he shall not engage in any practice or business in competition with the business of the Company or any of its affiliates.

In the event of termination of the Executive’s employment for any reason, the Executive agrees that he will not, directly or indirectly, for a period of 12 months from the date of termination of employment, without the prior written consent of the Company (not to be unreasonably withheld) either alone or in partnership or in conjunction with any Person or Persons (collectively a “Business Entity”) as principal, agent, shareholder, employee, director or in any other manner whatsoever carry on or be engaged in or concerned with or interested in, or advise, lend money to, guarantee the debts or obligations of or permit his name or any part thereof to be used or employed by any Business Entity engaged or interested in the transportation, distribution or marketing of crude oil, natural gas or natural gas liquids, the gathering or processing of natural gas including the extraction of natural gas liquids, power generation, transmission, distribution or marketing, the production, transmission, distribution or marketing of renewable or green energy including wind, solar or thermal:

(a)	within Texas;

(b)	within any state of the United States of America, including Alaska;

(c)	within any province or territory of Canada;

provided that Executive was involved with, directly or indirectly through the supervision or management of employees, or received Confidential Information about, the enumerated business line(s) conducted within any such State or Province.

If any covenant or provision in this Section 3.5 is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other covenant or provision, and each of Sections 3.5(a) to (c) are hereby declared to be separate and distinct covenants (and for this purpose each province or state intended to be named in Section 3.5(b) and (c) shall be considered to be set forth in a separate subclause of this Section 3.5 and to be separate and distinct covenant). The Executive agrees that all the provisions of this Section 3.5 are reasonable in the interests of the Company and its continuing business and operations. The foregoing provisions of this Section 3.5 shall not apply to the acquisition by the Executive, directly or indirectly, or through any Business Entity of up to 1% of the shares or other securities of a Business Entity quoted or traded on any public stock exchange in Canada or the United States.

3.6 No-Recruitment Restriction

The Executive shall not, directly or indirectly, for the Executive or for any other Person, in any geographic area or market where the Company or any of its Affiliates is conducting any business, induce any employee of the Company of any of its Affiliates with whom Executive worked, had a business-related contact, or about whom Executive learned Confidential Information, to terminate his or his employment with the Company or such Affiliate, or hire or assist in the hiring of any such employee by any Person not affiliated with the Company, unless such employee has terminated employment with the Company and its Affiliates for at least thirty (30) days before such initial solicitation. These obligations shall apply during the period that the Executive is employed by the Company and during the two-year period commencing on the Termination Date. Notwithstanding the foregoing, the provisions of this Section 3.6 shall not restrict the ability of the Company or its Affiliates to take any action with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in his capacity as an officer of the Company. Executive shall not be in violation of this Section 3.6 as a result of a general advertisement not targeted specifically at employees of the Company or its Subsidiaries.

3.7 Post-Termination Cooperation

Following termination of Executive’s employment with the Company and its Affiliates, for whatever reason, upon request by the Company, Executive shall reasonably cooperate with the Company to assist with existing or future investigations, proceedings, litigations or examinations involving the Company or any of its Affiliates. Executive agrees to render such cooperation without additional compensation during the first year following the Termination Date, and further agrees to render up to eighty (80) hours without additional compensation in the second year following the Termination Date. Company agrees to reasonably compensate Executive for such cooperation that Executive renders in excess of eighty (80) hours during the second year following the Termination Date, and for all such cooperation that is rendered by Executive more than two years after the Termination Date. Compensation shall be at a reasonable hourly rate mutually agreed by Executive and the Company. Upon presentment of satisfactory documentation, the Company will reimburse Executive for reasonable out-of-pocket travel, lodging and other incidental expenses he incurs in providing such assistance. Executive shall make reasonable good faith efforts to travel to such locations as the Company may reasonably request.

3.8 Reformation

It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article 3 to be reasonable and necessary to protect the Confidential Information and legitimate business interests of the Company or its Affiliates. The Executive further acknowledges that the amount of his compensation reflects, in part, his obligations and the Company’s rights under Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, and 3.10 of this Agreement; that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of these provisions of the Agreement or the Company’s enforcement thereof. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified, to be fully enforced in the geographic area and for the time period to the full extent permitted by law.

3.9 No Previous Restrictive Agreements

The Executive represents that, except as disclosed in writing to the Company prior to the Effective Date, he is not bound by the terms of any agreement with any previous unrelated employer or other Person to (a) refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other Person, or to solicit any employee, representative or customer of any previous employer. The Executive further represents that his performance under this Agreement will not breach any (i) agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence prior to the Executive’s employment with the Company, or (ii) non-competition or non-solicitation restrictive covenant or any other similar type of agreement with any previous employer. The Executive agrees that he will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or any other Person.

3.10 No Disparaging Comments

The Executive shall refrain from any criticisms or disparaging comments about the Company or in any way relating to the Executive’s employment or separation from employment. Similarly, the Company shall instruct the Executive Leadership Team to refrain from any criticisms or disparaging comments about the Executive or in any way relating to the Executive’s employment or separation from employment; provided, however, that nothing in this Section 3.10 shall restrict these covered individuals from making truthful statements in the course of any performance reviews, internal investigations, or disciplinary actions. Further, nothing in this Section 3.10 shall restrict the truthful communication of information by the Company or any of its Affiliates or by the Executive to any state or federal law enforcement or administrative agency or court of competent jurisdiction. The Company and the Executive will thus not be in breach of this covenant solely by reason of truthful testimony or disclosure that is required for compliance with applicable law or regulation or by compulsion of law. A violation or threatened violation of this prohibition may be enjoined by a court of competent jurisdiction. The rights under this provision are in addition to any and all rights and remedies otherwise afforded by law to the Parties.

3.11 Remedies

The Executive acknowledges that the restrictions contained in this Article 3, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. In the event of a breach or a threatened breach by the Executive of any provision of this Article 3, the Company shall be entitled to a temporary restraining order and injunctive relief restraining the Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach, to the extent ordered by a court of competent jurisdiction, in the amount ordered in a final decision by said court. For the purposes of this Agreement, a “threatened breach” means any action or statement by Executive that suggests that a breach is probable or likely to occur, and imminent. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach. These covenants and disclosures shall each be construed as independent of any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company or an Affiliate, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

In the event of a breach or a threatened breach by the Executive of Sections 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, or 3.10 of this Agreement, the Company and Parent shall be entitled to cancel all unvested options or performance share units. This Paragraph does not require the cancellation of any vested options or performance share units. In the event a court of competent jurisdiction determines that no breach or threatened breach has occurred, the Company shall be required to reinstate any unvested or unexercised options or performance share units or make an equivalency payment. In addition, the Executive shall be entitled to recover his costs and attorneys’ fees to the extent ordered by a court of competent jurisdiction, in the amount ordered in a final decision by said court.

3.12 Forfeiture Provision

(a)

If the Executive engages in any activity that violates any covenant or restriction contained in this Article 3, in addition to any other remedy the Company may have at law or in equity, (i) the Executive will be entitled to no further payments or benefits from the Company under this Agreement or otherwise, except for any payments or benefits required to be made or provided under applicable law; (ii) all forms of unvested equity compensation held by or credited to the Executive will terminate effective as of the date on which the Executive engages in that activity, unless terminated sooner by operation of another term or condition of this Agreement or other applicable plans and agreements; and (iii) any exercise, payment or delivery pursuant to any unvested equity compensation award that occurred within one year prior to the date on which the Executive engages in that activity may be rescinded within six months after the first date that any member of the Board first became aware that the Executive engaged in that activity. In the event of any such rescission, the Executive will pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery (after deducting the Executive’s actual income tax liability incurred with respect to such gain or payment), in such manner and on such terms and conditions as may be reasonably required. Notwithstanding any provision of this Agreement to the contrary, if the Executive disputes whether he has violated any covenant or restriction contained in this Article 3, and such dispute has been adjudicated to a final decision by a court of competent jurisdiction pursuant to Sections 4.12 and Section 4.14 in the Executive’s favor the Company will pay to the Executive all amounts withheld or clawed back pursuant to this Section 3.12 to the extent ordered by a court of competent jurisdiction; provided that legal action in this respect is filed by the Executive within six months after being notified of the Company’s decision affecting the Executive under this Section 3.12. Further, in the event a court of competent jurisdiction determines in a final decision that no breach or threatened breach has occurred, Executive shall be entitled to recover his costs and attorneys’ fees to the extent ordered by a court of competent jurisdiction, in the amount ordered by said court.

(b)

In all cases, the decision to invoke forfeiture will be reasonable and made in good faith. Prior to invoking forfeiture, the Board of Directors shall give the Executive written Notice of any alleged violation that triggered forfeiture. Notice will specifically identify the manner and set forth specific facts, circumstances, and examples of which the Board of Directors believes that the Executive has triggered forfeiture.

(c)

The Executive consents to a deduction from any amounts the Company owes the Executive from time to time to the extent of the amounts the Executive owes the Company under Section 3.12(a) (above), and provided the applicable funds are not wages under Texas or federal law. Whether or not the Company elects to make any setoff in whole or in part, if the Company does not recover by means of setoff the full amount the Executive owes, calculated as set forth above, the Executive agrees to pay immediately the unpaid balance to the Company.

3.13 Company Documents and Property

All writings, records, and other documents and things comprising, containing, describing, discussing, explaining, or evidencing any Confidential Information, and all equipment, components, parts, tools, and the like in the Executive’s custody, possession or control that have been obtained or prepared in the course of the Executive’s employment with the Company or an Affiliate shall be the exclusive property of the Company or an Affiliate. Notwithstanding the foregoing, subject to the confidentiality obligations set forth in Section 3.2 of this Agreement, Executive may retain (a) his calendar, (b) his personal contacts, (c) his business mobile telephone number, and (d) only to the minimum extent reasonably needed for tax preparation purposes, personal correspondence and data.

3.14 Legal Fees and Expenses

The Company shall pay all reasonable costs incurred by the Executive, as determined in the discretion of the Board, in respect of legal, consulting and accounting expenses in connection with the negotiation and execution of this Agreement. The Company shall pay all costs, charges and expenses incurred in respect of legal, consulting and accounting expenses (including legal fees, charges and disbursements on an as between an attorney and his own client basis) that are incurred by the Executive or his estate in taking any action or enforcing any right or benefit provided to the Executive under this Agreement; provided, however, only if, and to the extent, that the Executive is substantially successful in any such action or in enforcing any such right or benefit, and provided further, that any and all payments pursuant to this Section 3.14, on an aggregated basis, shall not exceed a maximum amount of $30,000 (or such greater amount as may be ordered by any court or other competent authority or as provided in Section 3.12 or elsewhere in this Agreement). Nothing in this Paragraph 3.14 shall or is intended to limit indemnification of Executive by the Company as provided by law, under any insurance agreement maintained by the Company that provides indemnification to Executive, in the Company’s by-laws, or as otherwise agreed.

3.15 Defend Trade Secrets Act

The Executive is hereby notified that in accordance with the Defend Trade Secrets Act of 2016, as it may be amended from time to time, that, notwithstanding any provision of this Agreement (or any other agreement with the Company regarding confidentiality) to the contrary, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. The Executive is further notified that if the Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if the Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to a court order.

ARTICLE 4

GENERAL PROVISIONS

4.1 Matters Relating to Section 409A of the Code

Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit provided hereunder (including, without limitation, any Separation Benefits) would be subject to additional taxes and interest under Section 409A of the Code (“Section 409A”), and not exempt from the application of Section 409A, then the following provisions shall apply:

(a)

Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Executive under this Agreement in connection with a termination of Executive’s employment that would be considered “non-qualified deferred compensation” that is subject to, and not exempt under, Section 409A, a termination of employment shall not be considered to have occurred under this Agreement unless and until such termination constitutes Executive’s “separation from service” with the Company, as such term is defined under Section 409A (“Separation from Service”).

(b)

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, the Separation Benefits payable to Executive pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay plans) or Treasury Regulation

Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A, and if Executive is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A, then to the extent delayed payment of the benefits to which Executive is entitled under this Agreement is required in order to avoid a payment that is subject to the Section 409A Penalties (as defined below), such payment shall not be made to Executive before the earlier of (1) the expiration of the six-month period measured from the date Executive’s Separation from Service or (2) the date of Executive’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 4.1 shall be paid in a lump sum to Executive (or to Executive’s Designated Beneficiary in the event of his death). The determination of whether Executive is a “specified employee” for purposes of Section 409A at the time of his Separation from Service shall be made by the Company in accordance with the requirements of Section 409A.

(c)

This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (1) the gross income inclusion under Section 409A or (2) the interest and additional tax under Section 409A (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. For purposes of Section 409A, each payment that Executive may be eligible to receive under this Agreement shall be treated as a separate and distinct payment and shall not collectively be treated as a single payment. If any provision of this Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Section 409A.

4.2 Withholdings; Right of Offset

The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local, foreign, and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to the Company’s employees generally, and (c) any advances made to the Executive and owed to the Company.

4.3 Nonalienation

The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by the Executive, his dependents or beneficiaries, or to any other Person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such Person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

4.4 Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as previously defined and any successor by operation of law or otherwise, as well as any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement. Except as provided in the preceding provisions of this Section 4.4, this Agreement, and the rights and obligations of the Parties hereunder, are personal in nature and neither this Agreement, nor any right, benefit, or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the written consent of the other Party.

4.5 Notice

Each Notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other Party at the address for that Party set forth below or under that Party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other Party.

To the Company:

Enbridge Employee Services, Inc.

200, 425 – 1st Street S.W.

Calgary, AB T2P 3L8

Attention: Chief Legal Officer

To Executive: (As set forth below his signature on the signature page of this Agreement.)

Each Notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail (return receipt requested) shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given, received, and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly Notified the other Party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a Business Day, or if the delivery or transmission is after 4:00 p.m. (local time at the recipient) on a Business Day, the Notice or other communication shall be deemed given, received, and effective on the next Business Day.

4.6 Severability

It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction, the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

4.7 No Third Party Beneficiaries

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

4.8 Waiver of Breach

No waiver by either Party of a breach of any provision of this Agreement by the other Party, or of compliance with any condition or provision of this Agreement to be performed by the other Party, will operate or be construed as a waiver of any subsequent breach by the other Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either Party to take any action by reason of any breach will not deprive such Party of the right to take action at any time while such breach continues.

4.9 Survival of Certain Provisions

Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement or the termination of the Executive’s employment. Surviving provisions include, but are not limited to, all of the provisions set forth in Article 3.

4.10 Entire Agreement; Amendment and Termination

This Agreement contains the entire agreement of the Parties with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto and that is executed by or on behalf of each Party.

This Agreement supersedes and replaces any prior agreements between the Parties in their entirety.

4.11 Interpretive Matters

In the interpretation of the Agreement, except where the context otherwise requires:

(a)	Headings. The Agreement headings are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(b)	The terms “including” and “include” do not denote or imply any limitation.

(c)	The conjunction “or” has the inclusive meaning “and/or”.

(d)	Plurals and Genders. The singular includes the plural, and vice versa, and each gender includes each of the others.

(e)	Months. The term “month” refers to a calendar month.

(f)	References to Statutes. Reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof.

(g)	The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision.

(h)	All amounts referenced herein are in U.S. dollars.

4.12 Governing Law; Jurisdiction

All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute shall be exclusively in the federal and state courts of competent jurisdiction in the Houston, Texas metropolitan area. Executive consents to personal jurisdiction of such courts to adjudicate any Dispute relating to or arising out of this Agreement or Executive’s employment or termination of employment, and Executive agrees that Executive shall not challenge personal or subject matter jurisdiction in such courts. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

4.13 Executive Acknowledgments

The Executive’s acceptance of employment with the Company, and the performance of his duties hereunder, will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

The Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. Executive represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete or other restrictive covenant that would conflict with his employment duties and covenants under this Agreement.

If the Executive’s employment with the Company terminates for whatever reason, the Executive agrees to notify any subsequent employer of the restrictive covenants contained in this Agreement. In addition, the Executive authorizes the Company to provide a copy of the restrictive covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated or possible future employer.

4.14 Dispute Resolution

If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before any action is filed in a court or other forum. The Executive and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Harris County, Texas or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum (except as otherwise set forth in this Agreement). The Parties agree to make a good faith attempt to resolve the dispute through mediation within thirty (30) days after the written demand for mediation is received by the non-aggrieved party. If the dispute remains unresolved more than thirty (30) days after the written demand for mediation is received by the non-aggrieved party, either party may initiate the filing of an action in court or other forum. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation. Nevertheless, this provision does not in any way restrict the right of the Company to take actions outlined in this Agreement prior to engaging in the Dispute Resolution provisions set forth in this Section 4.14, including, but not limited to: (1) to immediately seek the enforcement of any of the restrictive covenants contained in this Agreement or any other surviving agreement in order to protect the Company from immediate and irreparable harm, including by filing an action in a court or other forum; (2) to terminate Executive for Cause pursuant to Section 1.1 of this Agreement; and (3) to enforce the forfeiture provisions set forth in Section 3.12 of this Agreement. Further, as set forth in Section 3.2 of this Agreement, nothing in this Agreement is intended to interfere with Executive’s rights under the law, including his right to report possible violations of federal, state, or local law or regulations, or to file a charge, complaint, or claim with any governmental agency or entity charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission.

4.15 Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

[Signature page follows.]

IN WITNESS WHEREOF the Company and Parent have caused this Agreement to be executed and delivered by their duly authorized officers in that capacity, and the Executive has executed this Agreement on his behalf, to be effective as of the Effective Date first written above.

ENBRIDGE EMPLOYEE SERVICES, INC.

By:

Name:

Title:

Date:

WITNESS:	EXECUTIVE:

Signature:	Signature:

Name:	Name:

Title:	Date:

Date:

Executive’s Address for Notices:

APPENDIX A

SERVICE ON BOARDS OF DIRECTORS OR COMMITTEES

[____________]

A-1

APPENDIX B

TO

EMPLOYMENT AGREEMENT

GENERAL RELEASE AGREEEMENT

In consideration of the Separation Benefits set forth in Article 2 of that certain Employment Agreement (the “Employment Agreement”) dated as of [DATE], by and between Enbridge Employee Services, Inc. (the “Company”) and [____________] (“Executive”), as it may be amended from time to time, this Release Agreement (the “Release” or “Agreement”) is made and entered into by the Company and Executive. The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

By signing this Agreement, Executive and the Company agree as follows:

1.

Purpose. The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the Parties, and to voluntarily resolve any actual or potential Disputes (as defined in the Employment Agreement) or claims that Executive has or might have, as of the date of Executive’s execution of this Agreement, against the Company and the other Released Parties (as defined in Section 8 hereof). Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that any of the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.	Termination of Employment. Effective [•] (the “Termination Date”), Executive’s employment with the Company and all of its Affiliates, was terminated.

3.

Separation Benefits. In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Separation Benefits (as such term is defined in the Employment Agreement), which benefits Executive would not otherwise have received, or been entitled to receive, other than those benefits that are required to be paid or provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other applicable laws. All Company perquisites have ceased upon the Termination Date, and all payments hereunder shall be subject to applicable federal, foreign, state and local taxes, as required by law.

4.

Waiver of Additional Compensation or Benefits. The Separation Benefits to be paid to Executive under Section 3 above constitute the entire amount of compensation and consideration due to Executive under this Agreement or any other agreement, policy, plan or arrangement of the Company providing for severance or separation benefits. Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

The Parties acknowledge and agree that Executive is not releasing claims to employee benefits pursuant to the Company’s or its Affiliates’ employee benefit plans that are subject to ERISA which explicitly provide for the payment of benefits following the Termination Date.

B-1

5.

Tax Consequences and 409A. The Company will report the payment(s) referred to in Section 3 to the IRS as required by law. The Company has made no representations to Executive regarding the tax consequences of any Separation Benefit received by Executive under this Agreement. To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and not exempt from the application of Code Section 409A, this Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment under this Agreement becomes subject to (a) the gross income inclusion under Code Section 409A or (b) the interest and additional tax under Code Section 409A (collectively, the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of the Section 409A Penalties. For purposes of Code Section 409A, each payment that Executive may be eligible to receive under the Agreement will be treated as a separate and distinct payment and shall not collectively be treated as a single payment. If any provision of this Agreement would cause Executive to incur the Section 409A Penalties, the Company may, after consulting with Executive, reform such provision to comply with Code Section 409A or to preclude imposition of the Section 409A Penalties, to the full extent permitted under Code Section 409A.

6.

Certain Continuing Obligations. Executive acknowledges and agrees that certain provisions and post-employment covenants and obligations in the Employment Agreement shall survive the (a) termination of the employment relationship, (b) termination of the Employment Agreement, and (c) the execution of this Agreement; and Executive hereby agrees to fully honor his post-employment covenants and obligations as set forth in the Employment Agreement.

7.	Executive Representations. Executive expressly acknowledges and represents, and intends for the Company to rely upon his representations that he:

(1)

Has not filed any complaints, claims or actions against the Company or its Affiliate with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future; and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company or its Affiliate on behalf of Executive, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(2)

Understands that he is, by entering into this Agreement, releasing the Released Parties, including the Company and its Affiliates, from and against any and all claims he has or may ever have against them under federal, state, or local laws, which claims have arisen on or before the date of his execution of this Agreement.

(3)

Understands that he is, by entering into this Agreement, waiving all claims that he may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of his execution of this Agreement.

(4)	Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(5)	Has been, and is hereby, advised in writing to consult with an attorney of his choice before signing this Agreement.

(6)

Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his own attorney in entering into this Agreement.

(7)

Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(8)	Does not waive rights or claims that may first arise after the date this Agreement is signed by Executive.

8.

General Release and Waiver1. . In consideration of the Separation Benefits and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Executive, Executive, on his own behalf and on behalf of his agents, administrators, representatives, executors, successors, heirs, devisees and assigns (individually, “Releasing Party”, and collectively, the “Releasing Parties”) hereby fully releases, remises, waives, acquits and forever discharges the Company, the Company’s owners, parents, subsidiaries, and all of its Affiliates, and each of their respective past, present and future officers, directors, agents, employees, owners, employee benefit plans and associated plan fiduciaries, consultants, advisors, independent contractors, attorneys, representatives, successors and assigns (individually, “Released Party”, and collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (individually, “Claim”, and collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever had in the past or presently have against any of the Released Parties arising from or relating to Executive’s employment with the Company or its Affiliates or the termination of that employment relationship or any circumstances related thereto, including without limitation all claims arising under or relating to his employment, any alleged employment agreement or other agreement, bonuses, any bonus plan, any long term incentive plan, termination from employment, any other claimed payments, employment contracts, benefits or bonuses or purported employment discrimination, retaliation, wrongdoing or violations of civil rights of whatever kind or nature, including without limitation all claims arising under any other alleged agreement, the Age Discrimination in Employment Act, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Employee Retirement Income Security Act of 1974, the Immigration Reform and Control Act, the Older Workers Benefit Protection Act, the Uniformed Services Employment and Re-Employment Rights Act, the Worker Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act of 2002, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Labor Management Relations Act, the Fair Labor Standards Act, the Occupational Safety and Health Act, the Employee Polygraph Protection Act, the Texas Labor Code, the Texas Payday Law, the Texas Commission on Human Rights Act or Chapter 21, any statute or laws of the State of Texas, or any other federal, state or local whistleblower, discrimination or anti-retaliation statute, law or ordinance, including, without limitation, claims for wrongful discharge, breach of express or implied contract or implied covenant of good faith and fair dealing, any alleged employment agreement or other agreement, and any other claims arising under state or federal law, as well as any expenses, costs and attorneys’ fees.

For greater certainty, but not so as to limit in any way the scope of this Section 8, the Releasing Party hereby fully releases, remises, waives, acquits and forever discharges the Released Parties, jointly and severally, from any and all claims:

(a)

for damages, salary, wages, termination pay, notice, pay in lieu of notice, severance pay, overtime pay, vacation pay, commissions, bonuses, expenses, allowances, incentive payments, stock options, moving or relocation costs, insurance or any other benefits arising out of Executive’s employment with the Company or the termination of that employment;

(b)	for loss of position, status, future job opportunities, or reputation;

(c)

in respect of or for any past acts of discrimination and acknowledges that the execution of this Release precludes the consideration of any complaint pursuant to the Canadian Human Rights Act, the Alberta Human Right Act, the Ontario Human Rights Code, or any complaint to any adjudicator or commission pursuant to any applicable provincial or territorial human rights legislation; and

(d)

in respect of wages, overtime pay, vacation pay, general holiday pay or any other pay to which he is entitled by virtue of the Canada Labour Code, the Alberta Employment Standards Code, the Ontario Employment Standards Act, 2000 or pursuant to any other applicable provincial or territorial employment or labour standards legislation.

Except as required by law, Executive agrees that he will not commence, maintain, initiate, or prosecute, or cause, encourage, assist, volunteer, advise or cooperate with any other person to commence, maintain, initiate or prosecute, any action, lawsuit, proceeding, charge, petition, complaint or claim before any court, agency or tribunal against the Company arising from, concerned with, or otherwise relating to, in whole or in part, Executive’s employment or separation from employment with the Company (or any Affiliate thereof), or any of the matters discharged and released in this Agreement.

This release shall not apply to (i) the performance of any of the Company’s obligations under this Agreement, (ii) any rights to indemnification or directors’ and officers’ insurance coverage (including as a fiduciary of any employee benefit plan), or to inclusion as a beneficiary of any insurance policy related to Executive’s service as an employee, director, officer, or fiduciary of the Company, an Affiliate, or the Parent, or COBRA continuation coverage (which shall be subject to COBRA law and regulation), (iii) Executive’s interest in any vested accrued benefit or account balance under any employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (such as the Company’s 401(k) plan or disability plans) to which Executive is entitled under terms and conditions of such plan, or (iv) equity incentive awards (excluding any unvested stock options that are subject to Section 2.7(e) of the Employment Agreement) that were granted to the Executive and are outstanding on the Termination Date, which equity incentive awards shall remain subject to the terms and conditions of their applicable award agreements and any associated plans; (v) any rights as a shareholder of Company or Parent, (vi) reimbursement of unreimbursed business expenses properly incurred prior to the Termination Date in accordance with policy of the Company, (vii) any claim for unemployment compensation workers’ compensation administered by a state, federal, or other government to which Executive is presently or may become entitled; or (viii) any claim the Company has breached this Agreement. Executive acknowledges that each of the Separation Benefits provided for in Section 3 of this Agreement constitute good and valuable consideration for the release contained in this Section 8.

9.

Right to File Charges; Participation in Investigations. Notwithstanding any other provision of this Agreement to the contrary, the Parties understand and agree that (a) Executive may disclose confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, in each case, subject to Executive’s obligations to notify the Company under Section 10 of this Agreement; and (b) nothing in this Agreement is intended to interfere with Executive’s right to (1) report possible violations of federal, state, or local law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation (including, but not limited to, any legally protected whistleblower rights pursuant to Rule 21F promulgated under the Securities Exchange Act of 1934, as amended, and the right to receive an award for information provided to any such government agencies); (3) prevent or otherwise interfere with the Executive’s right to file a charge, complaint, or claim with any governmental agency or entity charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission (the “EEOC”); or (4) cooperate, participate in or provide truthful testimony to the EEOC or any other federal, state or local governmental or law agency or entity or any court with respect to any investigation, hearing, or proceeding being conducted by a governmental or law agency or entity or any court.

For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, Executive may disclose confidential information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

Notwithstanding anything to the contrary, however, the Parties agree that such filing or participation does not give Executive the right to recover any damages or equitable relief (including, but not limited to, reinstatement, back pay, front pay, damages, and attorneys’ fees) against any of the Released Parties based on Executive’s release of claims in this Agreement.

Furthermore, under this Agreement, Executive does hereby waive any and all rights of Executive to seek or receive monetary and any other recovery, legal or equitable, in the event that any charge which Executive files is pursued by the EEOC (or any similar federal, state or local agency) on Executive’s behalf arising out of or related to Executive’s employment or the termination of such employment, unless otherwise required under applicable law that cannot be waived.

10.

Mutual Non-Disclosure and Confidentiality. The Parties agree to keep confidential the specific terms of this Agreement, the facts and circumstances of Executive’s employment, and the events giving rise to this Agreement, and they shall not disclose same to any Person, except that (a) Executive may inform Executive’s spouse, financial, tax, professional, pastoral and legal advisors of the contents or terms of this Agreement; (b) in the event of any claim of sexual harassment or sexual assault made on or after the Effective Date of this Agreement, neither party shall be prohibited from disclosing the facts and events giving rise to such claim(s) or otherwise discussing those claims in any public or private forum, except that Executive must first (i) provide notice to the Chief Compliance Officer or the Ethics and Compliance Group and (ii) both parties must allow up to thirty (30) days for the Company to complete an investigation into Executive’s claims prior to making such disclosures; and (iii) during the 30-day restricted period, Executive may disclose to individuals outside of Enbridge (including, but not limited to, disclosure to a medical provider, counselor, or family member), in a private forum (which does not include any social media account), but before any such private external disclosure, Executive must inform the individual that the information must be kept confidential through the remainder of the restricted period; and (c) the Company or any of its Affiliates may disclose the terms of this Agreement, the facts and circumstances of Executive’s employment, and the facts and circumstances giving rise to this Agreement to those Persons as needed (including to implement the terms of this Agreement). Before sharing the Agreement or its terms with Executive’s financial, tax and legal advisors, Executive agrees to notify them of this confidentiality requirement. Notwithstanding the foregoing, the parties acknowledge that they may disclose information as set forth in Paragraph 9, above. For the avoidance of doubt, the 30-day restricted period shall not apply to any claim of sexual harassment or sexual assault made by Executive to the Chief Compliance Officer or the Ethics and Compliance Group prior to the Effective Date of this Agreement.

If Executive or the Company is required to disclose the Agreement or any other confidential matter to others by legal or governmental or regulatory process, or discloses the Agreement in connection with litigation between Executive and the Company, the Party so ordered or so disclosing shall to the extent practical under the circumstances first give notice to the other Party in order that such other Party may have an opportunity to seek a protective order. The Parties shall cooperate with each other, should either decide to seek a protective order with all costs and expenses being borne by the Party seeking such order. Executive represents that at all times prior to his execution of this Agreement he has complied with the non-disclosure, confidentiality, non-disparagement, non-solicitation and no-recruitment obligations of this Agreement and the Employment Agreement. In the event that Executive breaches any such non-disclosure, confidentiality, non-disparagement, non-solicitation or no-recruitment provisions (and, if curable, fails to cure such breach to the satisfaction of the Company, as determined in its sole discretion, within 30 days following written notice from the Company of such breach), regardless of whether such breach occurs before or after Executive executes this Agreement, Executive forfeits any and all rights to the Separation Benefits.

11.

No Assignment of Claims. Executive represents that he has not transferred or assigned, to any person or entity, any Claim involving the Company or any other Released Party, or any portion thereof or interest therein.

12.	Binding Effect of Agreement. This Agreement shall be binding upon the Company and its successors and assigns, and upon Executive and his heirs, spouse, representatives, successors and assigns.

13.

Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.

14.

No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.

15.

Entire Agreement. This Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties, whether oral or written, between the Parties, pertaining to the subject matter of this Agreement and Executive’s employment or termination of employment with the Company. No oral statements or other prior written material not specifically incorporated into this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated into this Agreement by written amendment, with any such amendment to become effective as of the date stipulated in it. Any amendment to this Agreement must be signed by both Parties. Executive represents and acknowledges that in executing this Agreement, Executive does not rely on, has not relied on, and specifically disavows any reliance on, any communications, promises, statements, inducements, or representations, oral or written, by the Company or its Affiliates, attorneys or agents, except as expressly contained in this Agreement. Executive further represents that Executive is relying on his own judgment in entering into this Agreement.

16.

Venue. The Parties hereby agree that the exclusive venue for any and all Disputes, controversies, suits or other proceedings relating to or arising out of this Agreement or out of the employment relationship shall be in the United States District Court for the Southern District of Texas, or a state district court of competent jurisdiction in Harris County, Texas. Executive consents to personal jurisdiction of such courts to adjudicate any Dispute or other controversy relating to or arising out of this Agreement, the Employment Agreement, or Executive’s employment or termination of employment, and Executive agrees that he shall not challenge personal or subject matter jurisdiction in such courts. EACH OF THE PARTIES HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY LITIGATION, ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT.

17.

Twenty-One Days to Consider Offer of Separation Benefits. Executive shall have, and by signing this Agreement Executive acknowledges and represents, that he has had, the opportunity to take at least twenty-one (21) days after the date of his receipt of this Agreement to consider whether to elect to sign it and to thereby waive and release the rights and Claims addressed in this Agreement. Although Executive may sign this Agreement prior to the end of the 21-day period, Executive may not sign this Agreement on or before the Termination Date. In addition, if Executive signs this Agreement prior to the end of the 21-day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by the Company through: (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the Agreement prior to the expiration of the 21-day period. Executive has been advised to consult with an attorney with regard to his decision as to whether or not to enter into this Agreement.

Executive must sign and return the executed Release within the period that ends at the close of the business day that occurs on or next following twenty-one (21) calendar days after the day that he receives the Release on or after the Termination Date. No Separation Benefits shall be payable or provided by the Company unless and until the Release has been executed by Executive, has not been revoked, and is no longer subject to revocation by Executive. The Separation Benefits shall be paid or provided by the Company within sixty (60) days of the Executive’s Termination Date, but only if the Release has been properly executed by Executive and is not revoked within the seven (7) day revocation period described below, regardless of the date on which the Release was actually executed by Executive. In the event that such 60-day period spans two calendar years, the Separation Benefits will be paid in the later year. If the conditions set forth in the preceding sentence are not satisfied by Executive, the Separation Benefits shall be forfeited hereunder without the necessity of any further notice.

18.

Seven Day Revocation Period. Executive may revoke this Agreement at any time within seven (7) days after he signs it. To revoke the Agreement, Executive must deliver written notification of such revocation attention to the Chair of the Board of Directors, Enbridge Employee Services, Inc. within seven (7) days after the date Executive signs this Agreement.

19.

Knowing and Voluntary Waiver. Executive, by Executive’s free and voluntary act of signing below, (a) acknowledges that he has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (b) acknowledges that he has been advised in writing to consult with an attorney prior to executing this Agreement, (c) acknowledges that he understands that this Agreement specifically releases and waives all rights and claims that Executive may have under the Age Discrimination in Employment Act, as amended, prior to the date on which Executive signs this Agreement, and (d) agrees to all of the terms of this Agreement and intends to be legally bound thereby.

This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, Executive may revoke his agreement by indicating in writing to the Company his intention to revoke as set forth in paragraph 18. If Executive exercises his right to revoke hereunder, Executive shall forfeit his right to receive the Separation Benefits.

20.

Executive Acknowledgment. Executive acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his personal legal counsel prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party.

21.

Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one Party hereto, but together signed by both Parties.

22.

Miscellaneous. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Agreement is asserted, the Party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing Party shall be entitled to recover its reasonable costs and attorney’s fees.

Executive further understands and agrees that if he, or someone acting on his behalf, files, or causes to be filed, any charge, complaint, or action in respect of Claims released hereunder against the Company and/or any other Released Parties, he expressly waives any right to recover any damages or other relief whatsoever from the Company and/or other Released Parties, including costs and attorneys’ fees.

23.	Choice of Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Texas without regard to principles of conflict of laws.

24.

Defend Trade Secrets Act. Executive is hereby notified that in accordance with the Defend Trade Secrets Act of 2016, as it may be amended from time to time, that, notwithstanding any provision of this Agreement (or any other agreement with the Company regarding confidentiality) to the contrary, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive is further notified that if Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to a court order.

25.

Dispute Resolution. If there is a dispute arising out of or related to this Agreement, and if the dispute cannot be settled through direct discussions, the aggrieved party shall by written notice demand that the dispute be submitted to non-binding mediation before any action is filed in a court or other forum. Executive and the Company hereby agree to endeavor to settle the dispute in an amicable manner by participating in non-binding mediation held in Houston, Harris County, Texas or such other location as agreed by the Parties, before a mediator jointly selected by the Parties, before either party seeks recourse in court or an arbitral forum (except as otherwise set forth in this Agreement). The Parties agree to make a good faith attempt to resolve the dispute through mediation within thirty (30) days after the written demand for mediation is received by the non-aggrieved party. If the dispute remains unresolved more than thirty (30) days after the written demand for mediation is received by the non-aggrieved party, either party may initiate the filing of an action in court or other forum. The cost of mediation shall be split equally between the Parties and each party shall bear its own costs and attorneys’ fees related to the mediation. Nevertheless, this provision does not in any way restrict the right of the Company to take actions outlined in this Agreement or in the Employment Agreement prior to engaging in the Dispute Resolution provisions set forth in this Section 25, including, but not limited to: (1) to immediately seek the enforcement of any of the restrictive covenants contained in this Agreement or any other surviving agreement in order to protect the Company from immediate and irreparable harm, including by filing an action in a court or other forum; (2) to terminate Executive for Cause pursuant to Section 1.1 of the Employment Agreement; and (3) to enforce the forfeiture provisions set forth in Section 3.12 of the Employment

Agreement. Further, as set forth in Section 3.2 of the Employment Agreement, nothing in this Agreement is intended to interfere with Executive’s rights under the law, including his right to report possible violations of federal, state, or local law or regulations, or to file a charge, complaint, or claim with any governmental agency or entity charged with enforcement of any law, including, but not limited to, the Equal Employment Opportunity Commission.

THIS AGREEMENT INCLUDES A RELEASE OF CLAIMS, INCLUDING A RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT. BEFORE SIGNING THIS AGREEMENT, YOU MAY TAKE IT HOME, READ IT, AND CAREFULLY CONSIDER IT. IF YOU CHOOSE, DISCUSS THIS AGREEMENT WITH YOUR ATTORNEY (AT YOUR OWN EXPENSE).

I HEREBY ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, I UNDERSTAND ALL OF ITS TERMS, I AM RELEASING CLAIMS, AND I AM ENTERING INTO THIS AGREEMENT VOLUNTARILY.

WITNESS:	EXECUTIVE:

Signature:	Signature:

Name:	Name:

Date:	Date:

Executive’s Address for Notices:

ENBRIDGE EMPLOYEE SERVICES, INC.

By:

Name:

Title:

Date: